Exhibit 1.1
Execution Copy
16,000,000 Shares
CapitalSource Inc.
Common Stock
UNDERWRITING AGREEMENT
March 10, 2006
Wachovia Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
     As Representatives of the Several Underwriters (the “Representatives”)
          c/o Wachovia Capital Markets, LLC
               301 South College Street
                    Charlotte, North Carolina 28288
Ladies and Gentlemen:
     1. Introductory. CapitalSource Inc., a Delaware corporation (the “Company”) proposes to issue and sell to the several underwriters named in Schedule A hereto (the “Underwriters”) an aggregate of 16,000,000 shares of its common stock, par value $0.01 per share (the “Firm Securities”). The Company also proposes to issue and sell to the Underwriters an aggregate of not more than an additional 1,600,000 shares of its common stock, $0.01 par value per share (the “Optional Securities”), if and to the extent that the Underwriters shall have determined to exercise the right to purchase such shares of common stock granted in Section 4(b) hereof. The Firm Securities include 1,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Affiliate Securities”) to be purchased by the persons named in Schedule B hereto (each an “Affiliate Purchaser” and, collectively, the “Affiliate Purchasers”). The Firm Securities and the Optional Securities are hereinafter collectively referred to as the “Offered Securities.” The shares of common stock, $0.01 par value per share, of the Company to be outstanding after giving effect to the sales of the Offered Securities are hereinafter referred to as the “Securities.”
     2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:
(a) The Company has filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-130681) in respect of the Offered Securities and certain other securities not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, became effective immediately upon filing. The various parts of such registration statement, including all exhibits thereto and including any prospectus supplement relating to the Offered Securities that is filed with the Commission and deemed by virtue of Rule 430B under the Act to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”. No stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the best of the Company’s knowledge, threatened by the Commission, and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company. The base prospectus filed as part of the Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”. On March 6, 2006 the Company filed with the Commission pursuant to Rule 424 under the Act a preliminary prospectus supplement to the Basic Prospectus relating to the Offered Securities (the “Preliminary Prospectus”). Promptly after execution and delivery of this underwriting agreement (the “Agreement”), the Company will prepare and file a final prospectus supplement (the “Prospectus Supplement”) relating to the Offered Securities in accordance with the provisions of Rule 424(b) under the Act. Any reference herein to the Basic Prospectus, any Preliminary Prospectus, the Prospectus Supplement, or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, or deemed to be incorporated by reference therein, as of the date of such prospectus. Any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus, the Prospectus Supplement, or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Offered Securities filed with the Commission pursuant to Rule 424(b) under the Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated therein, in each case after the date of the Basic Prospectus, such Preliminary Prospectus, the Prospectus Supplement, or the Prospectus, as the case may be. Any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement. As used herein, the term “Prospectus” means the Basic Prospectus together with the Prospectus Supplement. As used herein, the term “General Disclosure Package” means (i) any Issuer Represented General Free Writing Prospectus(es) issued at or prior to the Applicable Time, (ii) the Basic Prospectus and the Preliminary Prospectus immediately prior to the Applicable Time, and (iii) Schedule C hereto, which indicates the number of Offered Securities being sold and the price at which the Offered Securities will be sold to the public. As used herein, the term “Issuer Free Writing Prospectus” means any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Offered Securities in the form filed or required to be retained in the Company’s records pursuant to Rule 433(g) under the Act. As used herein, “Issuer Represented General Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by it being included on Exhibit A hereto. As used herein, “Issuer Represented Limited-Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer Represented General Free Writing Prospectus, including the electronic road show related to the Offered Securities posted on http://www.netroadshow.com on March 9, 2006. As used herein, the term “Applicable Time” means 7:30 a.m. Eastern Standard Time on the date of this Agreement.
(b) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act, or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163 under the Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Act, including not having been an “ineligible issuer” as defined in Rule 405 under the Act.
(c) No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and the Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information is that described as such in Section 9(b) hereof.
(d) The Registration Statement, the Prospectus, the General Disclosure Package, and any individual Issuer Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, each conform, and any further amendments or supplements to the Registration Statement, the Prospectus, the General Disclosure Package and any Issuer Represented Limited-Use Free Writing Prospectus will conform, in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the applicable rules and regulations of the Commission promulgated thereunder (the “Rules and Regulations”) and do not and will not (i) as of the original effective date of the Registration Statement and the date of any amendment thereto relating to the Offered Securities and as of the Applicable Time as to the Registration Statement, (ii) as of each applicable filing date and as of the Closing Date as to the Prospectus, (iii) as of the Applicable Time as to the General Disclosure Package, and (iv) as of the Applicable Time as to each individual Issuer Represented Limited-Use Free Writing Prospectus, when considered with the General Disclosure Package, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that for the purposes of clause (i) above, with respect to the amendment of the Registration Statement deemed to occur upon the filing of the Preliminary Prospectus, such amendment shall be considered together with the information contained in the Company’s current report on Form 8-K relating to certain adjustments to its balance sheet filed on March 8, 2006; and provided further, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Representatives expressly for use in the Preliminary Prospectus, it being understood and agreed that the only such information is that described as such in Section 9(b) hereof.
(e) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Prospectus and the General Disclosure Package complied or will comply when so filed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the Rules and Regulations, (ii) none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) any further documents so filed and incorporated by reference in the Prospectus and the General Disclosure Package or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the Rules and Regulations and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Underwriters through the Representatives expressly for use in the Preliminary Prospectus, it being understood and agreed that the only such information is that described as such in Section 9(b) hereof; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement.
(f) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Prospectus and the General Disclosure Package; and the Company is duly authorized, qualified or registered, as the case may be, to do business as a foreign corporation in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such authorization, qualification or registration, except where the failure to obtain such authorization, qualification or registration would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”).
(g) Each subsidiary of the Company has been duly formed or incorporated and is an existing limited liability company (“LLC”) or corporation in good standing under the laws of the jurisdiction of its formation or incorporation, with LLC or corporate power and authority, as applicable, to own its properties and conduct its business as set forth or incorporated by reference in or contemplated by the Prospectus and the General Disclosure Package; and each subsidiary of the Company is duly authorized, qualified or registered, as the case may be, to do business as a foreign LLC or corporation in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such authorization, qualification or registration, except where the failure to obtain such authorization, qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding shares of capital stock of each corporate subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free from liens, encumbrances and defects; all of the issued and outstanding equity interests of each LLC subsidiary of the Company have been duly authorized and validly issued and all capital contributions of the members of such LLC subsidiaries have been satisfied to the extent provided under Section 18-502 of the Delaware Limited Liability Company Act; and the equity interests of each LLC subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects.
(h) Other than as set forth or incorporated by reference in the Prospectus and the General Disclosure Package, since the respective dates as of which information is given in the Prospectus and the General Disclosure Package, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries that are “significant subsidiaries” within the meaning of Regulation S-X promulgated under the Act (each a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”), or any issuance of any options, warrants, convertible securities or rights to purchase capital stock of the Company or any of the Significant Subsidiaries other than any such issuance made pursuant to an employee benefit plan in existence on the date hereof and previously disclosed to the Representatives, or any Material Adverse Effect, otherwise than as set forth or incorporated by reference in the Prospectus and the General Disclosure Package; except as set forth, incorporated by reference or contemplated in the Prospectus and the General Disclosure Package the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and except as set forth, incorporated by reference or contemplated in the Prospectus and the General Disclosure Package neither the Company nor any of its Significant Subsidiaries has entered into any transaction or agreement

(whether or not in the ordinary course of business) material to the Company and its subsidiaries, taken as a whole.
(i) The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable and conform in all material respects to the description thereof contained in the Prospectus and the General Disclosure Package; and the stockholders of the Company have no preemptive rights with respect to the Offered Securities.
(j) Except as disclosed in the Prospectus and the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
(k) Except as disclosed in the Prospectus and the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.
(l) The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act.
(m) The Company has filed a supplemental listing application to list the Offered Securities on the New York Stock Exchange; the Securities are registered pursuant to Section 12(b) of the Exchange Act, and the outstanding Securities (other than the Offered Securities) are listed on the New York Stock Exchange, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Securities under the Exchange Act or de-listing the Securities from the New York Stock Exchange, nor has the Company received any notification that the Commission or the New York Stock Exchange is contemplating terminating such registration or listing.
(n) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement, except such as have been obtained and made and such as may be required under state securities laws or the rules of the NYSE.
(o) The execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, or any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or the charter or by-laws of the Company or any organizational documents of such subsidiary.
(p) This Agreement has been duly authorized, executed and delivered by the Company.

(q) Except as disclosed in the Prospectus and the General Disclosure Package, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Prospectus and the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.
(r) The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
(s) No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that might have a Material Adverse Effect.
(t) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting. Since the date of the Company’s latest audited financial statements included or incorporated by reference in the Prospectus and the General Disclosure Package, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.
(u) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
(v) Except as disclosed in the Prospectus and the General Disclosure Package, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is, to its knowledge, liable for any off-site disposal or contamination pursuant to any environmental laws, or is, to its knowledge, subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.
(w) Except as disclosed in the Prospectus and the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.
(x) The financial statements (together with the related notes thereto) included or incorporated by reference in the Registration Statement, the Prospectus, and the General Disclosure Package present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and the assumptions used in preparing the pro forma financial data included or incorporated by reference in the Registration Statement, the Prospectus, and the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma data therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts. None of the Registration Statement, the Prospectus, or the General Disclosure Package contains or incorporates by reference any non-GAAP financial information subject to the requirements of Regulation G and Item 10 of Regulation S-K.
(y) Except as disclosed in the Prospectus and the General Disclosure Package, since the date of the latest audited financial statements included or incorporated by reference in the Prospectus and the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Prospectus and the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
(z) The Company is not and, as of each Closing Date, will not be an “investment company” within the meaning of the Investment Company Act of 1940.
(aa) The Company and its Significant Subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes shown thereon and all assessments received by them or any of them to the extent that such taxes have become due and are not being contested in good faith, except where the failure to do so would not have a Material Adverse Effect; and, except as disclosed in the Prospectus and the General Disclosure Package,

there is no tax deficiency which has been or might reasonably be expected to be asserted or threatened against the Company or any subsidiary that would have a Material Adverse Effect.
(bb) Neither the Company nor any of its affiliates does business with the government of Cuba or with any person or affiliate located in Cuba within the meaning of Section 517.075, Florida Statutes and the Company agrees to comply with such Section if prior to the completion of the distribution of the Offered Securities it commences doing such business.
(cc) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”).
(dd) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
(ee) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
(ff) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(gg) The Company and its subsidiaries are in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or its subsidiaries would have any liability, except where such liability would not, individually or in the aggregate, have a Material Adverse Effect;

except for matters that would not, individually or in the aggregate, have a Material Adverse Effect, the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (“Code”); and each “pension plan” for which the Company and each of its subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected cause the loss of such qualification; and no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of Code or “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred.
(hh) The Company acknowledges and agrees that: (i) the purchase and sale of the Offered Securities pursuant to this Agreement, including the determination of the public offering price of the Offered Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction the Underwriters are and have been acting solely as a principal and are not the agents or fiduciaries of the Company, or its stockholders, creditors, employees or any other party, (iii) the several Underwriters have not assumed and will not assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether any Underwriter has advised or is currently advising the Company on other matters) and the Underwriters have no obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) no Underwriter has provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
(ii) The Company is organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes and the Company’s proposed method of organization and operation will enable it to qualify as a REIT for its taxable year ending December 31, 2006 and in the future; and all statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and current and proposed method of operation set forth in the Prospectus and the General Disclosure Package are true, complete and correct in all material respects.
     3. Representations and Warranties Regarding Free Writing Prospectuses.
The Company represents and agrees that, unless it obtains the prior consent of the Representatives on behalf of the several Underwriters, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the other Underwriters, it has not made and will not make any offer relating to the Offered Securities that (i) would constitute an Issuer Free Writing Prospectus, or (ii) would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Act, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus”. The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and has complied and will comply with the requirements of Rule 433 under the Act applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company represents that each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered

Securities did not, does not, and will not include any information that conflicted, conflicts, or will conflict with the information contained in the Registration Statement, the Prospectus, the Preliminary Prospectus, or any other prospectus deemed to be a part of the Prospectus that has not been superseded or modified, provided that this representation does not apply to information contained in the Permitted Free Writing Prospectus based upon and in conformity with information relating to any Underwriter furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 9(b) hereof. The Company consents to the use by any Underwriter of the electronic road show related to the Offered Securities posted on http://www.netroadshow.com on March 9, 2006.
     4. Purchase, Sale and Delivery of Offered Securities.
(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the several Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of $22.4425 per share (other than the Affiliate Securities, which shall be purchased at a price of $23.50 per Affiliate Security), the amount of the Firm Securities set forth opposite such Underwriter’s name in Schedule A hereto.
(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase from the Company, at the same purchase price per share as the Underwriters shall pay for the Firm Securities (other than the Affiliate Securities, which shall be purchased at a price of $23.50 per Affiliate Security) all or less than all of the Optional Securities. Such Optional Securities shall be purchased from the Company for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name in Schedule A hereto bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions). Said option may be exercised only to cover over-allotments in the sale of the Firm Securities by the Underwriters. Said option may be exercised in whole or in part from time to time but on not more than two occasions, on or before the 30th day after the date of this Agreement upon written or telegraphic notice by the Representatives to the Company setting forth the number of shares of the Optional Securities as to which the Underwriters are exercising the option and the settlement date.
(c) It is understood and agreed that the Affiliate Securities will initially be reserved for offer and sale to the Affiliate Purchasers upon the terms and subject to the conditions set forth in this Agreement and the Prospectus and will be sold to the Affiliate Purchasers at the offering price to the public set forth on the cover page to the Prospectus. Any Affiliate Securities that are not orally confirmed for purchase by Affiliate Purchasers by the end of the business day on which this Agreement is executed or other such time established by the Representatives will be offered to the public as set forth in the Prospectus.
     5. Delivery and Payment.
(a) Delivery of and payment for the Firm Securities and the Optional Securities (if the option provided for in Section 4(b) hereof shall have been exercised on or before the third business day prior to the Closing Date) shall be made at 10:00 a.m., Eastern Standard Time, on March 15, 2006 or at such time on such later date not more than three business days after the foregoing date as the Representatives shall designate, (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Offered Securities shall be made to the Representatives against payment of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Offered Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.
(b) If the option provided for in Section 4(b) hereof is exercised after the third business day prior to the Closing Date, the Company will deliver the Optional Securities (at the expense of the Company) to the Representatives, at 375 Park Avenue, New York, New York, on the date specified by the Representatives (which shall be within three business days after exercise of said option) against payment by the Underwriters of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. If settlement for the Optional Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Optional Securities, and the obligation of the Underwriters to purchase the Optional Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 8 hereof.
     6. Offering by Underwriters. It is understood that the Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Prospectus.
     7. Certain Agreements of the Company. The Company agrees with the several Underwriters that:
(a) If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) under the Act or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include any such new registration statement or post effective amendment, as the case may be.
(b) The Company agrees to pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act.
(c) The Company will furnish to the Representatives copies of the Registration Statement (two of which will be signed and will include all exhibits thereto and documents incorporated by reference), and, will furnish to the Underwriters in New York City, without charge, prior to 10:00 A.M. Eastern Standard Time on the second business day next following the execution and delivery of this Agreement and during the period mentioned in Section 7(d) below, as many copies of the General Disclosure Package and Prospectus and any supplements and amendments thereto or to the Registration Statement as the Representatives may reasonably request.
(d) If at any time following the date hereof there occurs an event or development as a result of which an Issuer Free Writing Prospectus conflicts or would conflict with the information contained in the Registration Statement, the General Disclosure Package, or the Prospectus or includes or would include an untrue statement of a material fact or omits or would omit to state a material fact necessary in order to make the statements therein not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer

Free Writing Prospectus to eliminate or correct such conflict, untrue statement, or omission. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with information relating to any Underwriter furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 9(b) hereof.
(e) If, during such period after the first date of the public offering of the Offered Securities, the Prospectus or the General Disclosure Package is required by law to be delivered in connection with sales by any Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the General Disclosure Package or the Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, not misleading when the General Disclosure Package or Prospectus is delivered to a purchaser, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus and the General Disclosure Package to comply with applicable law the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and to any other dealers (whose names and addresses the Representatives will furnish to the Company) to which Offered Securities may have either been sold by or on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus and the General Disclosure Package which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to or delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 8.
(f) Before amending or supplementing the Registration Statement, the Prospectus, or the General Disclosure Package, to furnish to the Representatives a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Representatives reasonably object and to file with the Commission within the applicable period specified in Rule 424(b) under the Act any prospectus required to be filed pursuant to such Rule, provided that nothing herein shall prevent the Company from filing any amendment or supplement which the Company’s outside counsel has advised the Company that it is required to file under applicable law.
(g) The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
(h) The Company will make generally available to its securityholders no later than 90 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the Act) covering the twelve month period beginning not later than the first day of the Company’s fiscal quarter next following the “effective date” (as defined in said Rule 158) of the Registration Statement which will satisfy the provisions of Section 11(a) of the Act.
(i) For a period of 60 days after the date of this Agreement (the “Lock-up Period”), the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any additional shares of its Securities or securities convertible into or exchangeable or exercisable for any shares of its Securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Wachovia Capital Markets, LLC, except for (i) issuances upon conversion or exercise of securities outstanding on the date of this Agreement, issuances of Securities pursuant to the Company’s employee stock purchase plan in effect on the date of this Agreement and described in the Prospectus and the General Disclosure Package, grants of employee stock options, shares of restricted stock and other awards pursuant to the terms of a plan described in the Prospectus and the General Disclosure Package, issuances of Securities pursuant to exercise of options, in each case outstanding on the date of this Agreement, issuances of Securities pursuant to the Company’s dividend reinvestment and share purchase plan in effect on the date of this Agreement and described in the Prospectus and the General Disclosure Package, or issuances of Securities to members of CSE SNF Holding LLC who exercise rights to cause the Company to redeem their interests as described in the Prospectus and the General Disclosure Package; or (ii) resale registration statements or prospectus supplements thereto relating to the Company’s convertible debentures outstanding on the date of this Agreement and Securities issued in connection with (i) clause of this Section 7(i).
(j) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of the Company’s obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Offered Securities under the Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, the Prospectus, the General Disclosure Package and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Representatives and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Offered Securities to the Representatives, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky memorandum in connection with the offer and sale of the Offered Securities under state securities laws and all expenses in connection with the qualification of the Offered Securities for offer and sale under state securities laws as provided in Section 7(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters (up to $5,000 in the aggregate) incurred in connection with the review and qualification of the offering of the Shares by the National Association of Securities Dealers, Inc., (v) all costs and expenses incident to listing the Offered Securities on the New York Stock Exchange, (vi) the cost of printing certificates representing the Offered Securities, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Offered Securities, including, without limitation, expenses associated with the production of road show slides and graphics, reasonable travel and lodging expenses of the representatives and officers of the Company and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities (including fifty percent (50%) of the cost of any private aviation), (ix) the document production charges and expenses associated with printing this Agreement and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section and Section 9 entitled “Indemnification and Contribution,” the Underwriters will pay all of their costs and expenses, including fees and disbursements of its counsel, stock transfer taxes payable on resale of any of the Offered Securities by it and any advertising expenses connected with any offers they may make.
(k) The Company will comply with all applicable securities and other applicable laws, rules and regulation, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.
(l) The Company will use its reasonable best efforts to meet the requirements to qualify, for its taxable year ending December 31, 2006 and thereafter, for taxation as a REIT under the Code.
     8. Conditions of the Obligations of the Underwriters. The obligations of the Underwriters to purchase and pay for the Firm Securities and the Optional Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the date of this Agreement, the Closing Date and any settlement date pursuant to Section 5(b) hereof, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:
(a) The Representatives shall have received a letter, dated the date of delivery thereof (which shall be on or prior to the date of this Agreement), of Ernst & Young LLP confirming that they are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:
(i) in their opinion the financial statements examined by them and included or incorporated by reference in the Registration Statement, the Prospectus, and the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations;
(ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 100, Interim Financial Information, on the unaudited financial statements included or incorporated by reference in the Registration Statement, the Prospectus, and the General Disclosure Package;
(iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:
(A) the unaudited financial statements included or incorporated by reference in the Registration Statement, the Prospectus, and the General Disclosure Package do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles;
(B) at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of this Agreement, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of the Company and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net assets, as compared with amounts shown on the latest balance sheet included or incorporated by reference in the Prospectus and the General Disclosure Package; or
(C) for the period from the closing date of the latest income statement included or incorporated by reference in the Prospectus and the General Disclosure Package to the

closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement included in the Prospectus and the General Disclosure Package, in the total or per share amounts of consolidated net income;
except in all cases set forth in clauses (B) and (C) above for changes, increases or decreases which the Prospectus discloses have occurred or may occur or which are described in such letter; and
(iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information included or incorporated by reference in the Registration Statement, the Prospectus, and the General Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.
(b) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and no such organization shall have publicly announced that it has placed under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities; for the avoidance of doubt, it is understood that neither the announcement by Fitch Ratings on September 20, 2005 that it has placed the Company on Rating Watch Negative (the “Announcement”) nor a downgrading in the rating accorded the Company’s debt securities by Fitch Ratings from BBB- to BB+, for one or more of the reasons specified by Fitch Ratings in the Announcement, shall be deemed to cause the condition specified in this subsection to fail to be satisfied; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Representatives, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) any general banking moratorium declared by U.S. Federal or New York authorities; (vi) any major disruption of settlements of securities or clearance services in the United States or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities.

(c) The Representatives shall have received an opinion, dated the Closing Date and any settlement date, as applicable, of Hogan & Hartson L.L.P., counsel for the Company, in form and substance reasonably satisfactory to the Representatives and their counsel.
(d) The Representative shall have received from Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and any settlement date, as applicable, with respect to the incorporation of the Company, the validity of the Offered Securities delivered on the Closing Date and any settlement date, as applicable, the Registration Statement, the Prospectus and other related matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as it reasonably requests for the purpose of enabling it to pass upon such matters. In rendering such opinion, Wilmer Cutler Pickering Hale and Dorr LLP may rely as to the incorporation of the Company upon the opinion of Hogan & Hartson L.L.P. referred to above.
(e) The Representatives shall have received a certificate, dated the Closing Date and any settlement date, as applicable, of the Chairman and Chief Executive Officer or the President or any Vice President and a principal financial or accounting officer of the Company in which such officers shall state that:
(i) the representations and warranties of the Company in this Agreement are true and correct;
(ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and any settlement date, as applicable;
(iii) no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted, or are contemplated by the Commission, since the date of the most recent financial statements included or incorporated in the Prospectus and the General Disclosure Package; and
(iv) there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the Prospectus and the General Disclosure Package or as described in such certificate;
(f) The Representatives shall have received a letter, dated the Closing Date and any settlement date, as applicable, of Ernst & Young LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date or the settlement date, as applicable, for the purposes of this subsection.
(g) No Underwriter shall have notice of an adverse claim on the Offered Securities within the meaning of Section 8-105 of the UCC.
     The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives may reasonably request. The Representatives may in their sole discretion waive compliance with any conditions to its hereunder.
     9. Indemnification and Contribution.
(a) The Company will indemnify and hold harmless each Underwriter, its partners, members, managers, directors, officers, agents, investment advisers, counsels, and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof): (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, the General Disclosure Package, or the Prospectus (in each case, as amended or supplemented if the Company shall have furnished any supplements or amendments thereto), and any other prospectus relating to the Offered Securities, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) are related to or arise out of any action taken or omitted to be taken in good faith in connection with the sale of the Affiliate Securities to the Affiliate Purchasers, except that this clause (ii) shall not apply to the extent that such loss, claim, damage or liability (or action in respect thereof) is finally judicially determined to have resulted from the gross negligence or willful misconduct of such Underwriter, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to such Underwriter to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.
(b) Each Underwriter will severally, and not jointly, indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, and the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Preliminary Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the paragraph under the caption “Underwriting.”
(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such (i) settlement includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party. No indemnifying party shall be liable for any settlement of any proceeding without its prior written consent.
(d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the on the one hand and the Underwriters on the other from the offering of the Offered Securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the

Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, its directors, officers, agents, investment advisers and counsels, to each officer of the Company who has signed a Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.
     10. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on any closing date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such closing date, the Representatives may make arrangements for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such closing date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such closing date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such closing date and arrangements satisfactory to the Representatives for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriters (provided that if such default occurs with respect to Optional Securities after the first closing date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.
     11. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Underwriters, the Company or any of their respective representatives, officers or directors, partners, members, managers, agents, investment advisers, counsels or any controlling person, and will survive delivery of and payment for the Offered Securities. If for any reason the purchase of the Offered Securities by the Underwriters is not consummated the respective obligations of the Company and the Underwriters pursuant to Section 9 shall remain in effect, and if any Offered Securities have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 7 shall also remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 10, the Company will reimburse the Underwriters severally through Wachovia Capital Markets, LLC on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Offered Securities.
     12. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or faxed and confirmed to the Representatives c/o Wachovia Capital Markets, LLC, c/o Wachovia Corporation, 301 South College Street, TW-30, Charlotte, North Carolina 28288-0630, Attention: General Counsel’s Office (fax: (704) 383-0353) with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 32nd Floor, New York, New York 10013, Attention: General Counsel’s Office (fax: (212) 816-7912), or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attention: Steven A. Museles (fax: (301) 841-2380); provided, however, that any notice to an Underwriter pursuant to Section 9 will be mailed, delivered or faxed and confirmed to such Underwriter.
     13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the partners, members, managers, agents, investment advisers and counsels, officers and directors and controlling persons referred to in Section 9, and no other person will have any right or obligation hereunder. The purchaser of Offered Securities from any Underwriter shall not be deemed a successor because of such purchase.
     14. Representation. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.
     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
     16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     If the foregoing is in accordance with the Underwriter’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Underwriter in accordance with its terms.

Very truly yours,

CapitalSource Inc.

By:	/s/ Steven A. Museles

Name:	Steven A. Museles
Title:	Senior Vice President

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.
Wachovia Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
      Acting on behalf of themselves and as
           the Representatives of the several Underwriters

By Wachovia Capital Markets, LLC

By:	/s/ Lear Beyer

Name:	Lear Beyer
Title:	Managing Director

By Citigroup Global Markets Inc.

By:	/s/ Peter Kapp

Name:	Peter Kapp
Title:	Director

By Credit Suisse Securities (USA) LLC

By:	/s/ Chauncey Dewey

Name:	Chauncey Dewey
Title:	Managing Director

By J.P. Morgan Securities Inc.

By:	/s/ Michael F. Marek

Name:	Michael F. Marek
Title:	Vice President

SCHEDULE A

Number of
Firm Securities
Underwriter	to be Purchased
Wachovia Capital Markets, LLC	3,280,000
Citigroup Global Markets Inc.	2,760,000
Credit Suisse Securities (USA) LLC	1,600,000
J.P. Morgan Securities Inc.	1,600,000
Bear, Stearns & Co., Inc.	880,000
Deutsche Bank Securities Inc.	880,000
Harris Nesbitt Corp.	880,000
Morgan Stanley & Co. Incorporated	880,000
SunTrust Capital Markets, Inc.	880,000
Banc of America Securities LLC	520,000
JMP Securities LLC	520,000
Piper Jaffray & Co.	520,000
Friedman, Billings, Ramsey & Co., Inc.	160,000
Ferris, Baker Watts, Inc.	160,000
FTN Midwest Securities Corp.	160,000
Keefe, Bruyette & Woods, Inc.	160,000
Sandler O’Neill & Partners, L.P.	160,000

Total	16,000,000

SCHEDULE B
Affiliate Purchasers
Farallon Capital Partners, L.P.
Farallon Capital Institutional Partners, L.P.
Farallon Capital Offshore Investors, Inc.
Farallon Capital Offshore Investors II, L.P.

SCHEDULE C
Number And Price of CapitalSource Inc. Common Shares
Price Per Share: $23.50
Offering Size: 16,000,000 shares or 17,600,000 shares if the Underwriters exercise their overallotment option in full
Closing Date: March 15, 2006

EXHIBIT A
PERMITTED FREE WRITING PROSPECTUSES

Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-130681
March 8, 2006
CAPITALSOURCE REPORTS REVISED BALANCE SHEET FOR DECEMBER 31, 2005
Chevy Chase, MD, March 7, 2006 — CapitalSource Inc. (NYSE: CSE) announced certain changes to its December 31, 2005 balance sheet from that included in its February 22, 2006 earnings release and its preliminary prospectus supplement dated March 3, 2006 to its prospectus dated December 23, 2005, and has attached a revised consolidated balance sheet and selected financial data as of December 31, 2005. The company originally recorded approximately $2.3 billion of purchases of residential mortgage-backed securities and approximately $2.2 billion of related repurchase agreements net on our consolidated balance sheet as derivatives representing a forward commitment to repurchase the mortgage-backed securities. This accounting treatment was based on an interpretation of accounting rules related to investments simultaneously financed with repurchase agreements by the same counterparty from whom the investments were purchased. The company has since determined that approximately $323.4 million of these mortgage-backed securities were not acquired from and financed with the same counterparty, and, therefore, has recorded them as assets on the consolidated balance sheet on a gross basis as of December 31, 2005. Accordingly, approximately $311.3 million of associated repurchase financing has been recorded as a liability on the consolidated balance sheet as of December 31, 2005.
CapitalSource intends ultimately to record all of its mortgage-backed securities on its balance sheet. On March 7, 2006, we exercised our right of substitution with respect to substantially all of the mortgage-backed securities we had posted as collateral in connection with existing repurchase agreements so that these mortgage-backed securities are no longer financed with the counterparty from whom we purchased the assets. The company expects to record substantially all of its residential mortgage-backed securities as assets and all of the associated repurchase agreements as liabilities on its balance sheet at March 31, 2006.
Additionally, as a result of the foregoing changes to the balance sheet as of December 31, 2005, the following information contained in the company’s preliminary prospectus supplement dated March 3, 2006 and its earnings release under “Yield/Cost of Funds/Leverage/Net Interest Margin” and “Operating Expenses” have been revised as follows:
(i)	Yield on average interest earning assets was 12.15% for the fourth quarter 2005, a decrease of 20 basis points from 12.35% for the third quarter 2005. This decrease was the result of a 63 basis point decrease in yield from fee income, partially offset by a 43 basis point increase in yield from interest income. We amortize loan fees charged to our borrowers into income over the life of our loans. We do not take loan fees into income when a loan closes. In connection with the early prepayment of a loan, there will be an acceleration of any remaining unamortized deferred fees for that loan and, depending upon the terms of the loan, there may be an additional fee that is charged based upon the prepayment and recognized in the period of the prepayment. We consider both the acceleration of any unamortized deferred fees and the earning of additional fees upon a prepayment to be prepayment-related fee income.

(ii)	The decrease in yield from fee income for the fourth quarter 2005 compared to yield from fee income for the third quarter 2005 was primarily the result of a decrease in prepayment-related fee income, which contributed 34 basis points to yield in the fourth quarter 2005 compared to 81 basis points in the third quarter 2005, and a decrease in other fees. The increase in yield from interest income was primarily due to higher short-term interest rates during the quarter.

(iii)	Cost of funds was 5.01% for the fourth quarter 2005 compared to 4.61% for the third quarter 2005. This increase was primarily the result of rising short-term interest rates during the quarter, partially offset by a decrease in amortization of deferred financing fees. Our overall borrowing spread to 30-day LIBOR decreased to 0.84% for the fourth quarter 2005 from 1.01% for the third quarter 2005.

(iv)	Leverage, as measured by the ratio of total debt to equity, increased to 4.48x as of December 31, 2005 from 4.31x as of September 30, 2005. This increase was primarily due to increased borrowings on repurchase agreements, credit facilities and subordinated debt to fund portfolio growth, partially offset by the impact of our increased equity as a result of our common stock offering in October 2005 and collections and repayments of loans in our term debt securitizations. We accrued the entire $350.9 million special dividend as a liability as of December 31, 2005 in accordance with generally accepted accounting principles. On January 25, 2006, we issued 12.3 million shares of common stock in connection with the stock portion of this special dividend thereby increasing shareholders’ equity by $280.7 million. If the stock portion of the special dividend was reflected as equity in 2005, our debt to equity ratio would have been 3.63x as of December 31, 2005.

(v)	Net interest margin was 8.34% for the fourth quarter 2005, a 29 basis point decrease from 8.63% for the third quarter 2005. Net interest margin decreased due to lower yield on our interest earning assets, primarily due to lower prepayment related fee activity, and higher cost of funds, primarily due to higher short-term interest rates, partially offset by lower leverage.

(vi)	Operating expenses as a percentage of average total assets were 2.48% for the fourth quarter 2005, an increase of 8 basis points from 2.40% for the third quarter 2005.
CapitalSource has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about CapitalSource and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, CapitalSource, or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1- 866-876-8723 or emailing equity.syndicate@wachovia.com.
About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance and Structured Finance. By offering a broad array of financial products, we had outstanding $9.2 billion in loan commitments as of December 31, 2005. Headquartered in Chevy Chase, MD, we have a network of 23 offices across the country, and have approximately 540 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to our expectation that we will record substantially all of our residential mortgage-backed securities on our balance sheet at March 31, 2006.
All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. More detailed information about factors we believe could cause our actual results, performance or achievements to differ materially from anticipated levels is contained in our filings with the SEC, including the sections captioned “Risk Factors” in our Current Report on Form 8-K as filed with the SEC on October 6, 2005 and “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 15, 2005. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

		As Reported on
	Revised	February 22, 2006
	December 31,	December 31,
	2005	2005	Change
		($ in thousands)
Assets

Cash and cash equivalents	$323,896	$323,896	$—
Restricted cash	284,785	284,785	—
Mortgage-related receivable	39,438	49,779	(10,341)
Mortgage-backed securities pledged, trading	323,370	—	323,370
Loans:
Loans	5,987,743	5,987,743	—
Less deferred loan fees and discounts	(120,407)	(120,407)	—
Less allowance for loan losses	(87,370)	(87,370)	—
Loans, net	5,779,966	5,779,966	—
Investments	126,393	126,393	—
Deferred financing fees, net	42,006	42,006	—
Other assets	67,214	68,601	(1,387)
Total assets	$6,987,068	$6,675,426	$311,642
Liabilities and shareholders’ equity
Liabilities:
Repurchase agreements	$358,423	$—	$358,423
Credit facilities (1)	2,450,452	2,497,609	(47,157)
Term debt	1,779,748	1,779,748	—
Convertible debt	555,000	555,000	—
Subordinated debt	231,959	231,959	—
Stock dividend payable	280,720	280,720	—
Cash dividend payable	70,202	70,202	—
Other liabilities	60,626	60,250	376
Total liabilities	5,787,130	5,475,488	311,642
Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 141,705,766 and 121,251,457 shares issued; 140,405,766 and 119,951,457 shares outstanding, respectively)	1,404	1,404	—
Additional paid-in capital	1,248,745	1,248,745	—
Retained earnings	46,783	46,783	—
Deferred compensation	(65,729)	(65,729)	—

		As Reported on
	Revised	February 22, 2006
	December 31,	December 31,
	2005	2005	Change
		($ in thousands)
Accumulated other comprehensive loss, net	(1,339)	(1,339)	—
Treasury stock, at cost	(29,926)	(29,926)	—
Total shareholders’ equity	1,199,938	1,199,938	—
Total liabilities and shareholders’ equity	$6,987,068	$6,675,426	$311,642

(1)	$47,157 of repurchase agreements not related to the financing of residential mortgage-backed securities were previously included in the Credit facilities line item.

4

CapitalSource Inc.
Selected Financial Data
(Unaudited)

As Reported
on February
Revised	22, 2006
Three Months	Three Months
Ended	Ended
December 31,	December 31,
2005	2005	Change
Performance ratios:

Return on average assets	3.31%	3.35%	(0.04%)
Return on average equity	15.48%	15.48%	0.00%
Net interest margin	8.34%	8.38%	(0.04%)
Operating expenses as a percentage of average total assets	2.48%	2.51%	(0.03%)
Efficiency ratio (operating expenses / net interest and fee income and other income)	29.38%	29.38%	0.00%
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.70%	0.70%	0.00%
Loans on non-accrual status as a percentage of loans (as of period end)	2.30%	2.30%	0.00%
Impaired loans as a percentage of loans (as of period end)	3.33%	3.33%	0.00%
Net charge offs as a percentage of average loans (annualized)	0.14%	0.14%	0.00%
Allowance for loan losses as a percentage of loans (as of period end)	1.46%	1.46%	0.00%
Total debt to equity (as of period end)	4.48	x	4.22	x	0.26	x
Equity to total assets (as of period end)	17.17%	17.98%	(0.81%)
Average balances ($ in thousands):
Average loans	$5,661,257	$5,661,257	$—
Average assets	6,216,302	6,141,779	74,523
Average interest earning assets	5,980,560	5,948,926	31,634
Average borrowings	4,554,672	4,524,222	30,450
Average equity	1,331,396	1,331,396	—

CapitalSource Inc.
Selected Financial Data
(Unaudited)

As Reported
on February
Revised	22, 2006
Year Ended	Year Ended
December 31,	December
2005	31, 2005	Change
Performance ratios:

Return on average assets	3.04%	3.05%	(0.01%)
Return on average equity	15.05%	15.05%	0.00%
Net interest margin	8.65%	8.66%	(0.01%)
Operating expenses as a percentage of average total assets	2.65%	2.66%	(0.01%)
Efficiency ratio (operating expenses / net interest and fee income and other income)	30.05%	30.05%	0.00%
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.70%	0.70%	0.00%
Loans on non-accrual status as a percentage of loans (as of period end)	2.30%	2.30%	0.00%
Impaired loans as a percentage of loans (as of period end)	3.33%	3.33%	0.00%
Net charge offs as a percentage of average loans (annualized)	0.27%	0.27%	0.00%
Allowance for loan losses as a percentage of loans (as of period end)	1.46%	1.46%	0.00%
Total debt to equity (as of period end)	4.48	x	4.22	x	0.26	x
Equity to total assets (as of period end)	17.17%	17.98%	(0.81%)
Average balances ($ in thousands):
Average loans	$5,046,704	$5,046,704	$—
Average assets	5,419,981	5,401,197	18,784
Average interest earning assets	5,309,530	5,301,556	7,974
Average borrowings	4,193,128	4,185,453	7,675
Average equity	1,093,882	1,093,882	—

Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-130681
March 8, 2006
CAPITALSOURCE RECEIVES COMMITMENTS FOR $520 MILLION UNSECURED CREDIT FACILITY
CHEVY CHASE, Md., March 8, 2006 — CapitalSource Inc. (NYSE: CSE) announced today that it has received commitments for a $520 million unsecured credit facility. Wachovia Bank N.A. is agent, and Wachovia Capital Markets, LLC is lead arranger for a syndicate of 11 institutions. The facility is currently priced at LIBOR plus 1.125%. The transaction is subject to usual and customary closing and borrowing conditions for transactions of this nature, including definitive documentation.
CapitalSource has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about CapitalSource and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CapitalSource, or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1- 866-876-8723 or emailing equity.syndicate@wachovia.com.
About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance and Structured Finance. By offering a broad array of financial products, we had outstanding $9.2 billion in loan commitments as of December 31, 2005. Headquartered in Chevy Chase, MD, we have a network of 23 offices across the country, and have approximately 540 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio.

Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-130681
March 9, 2006
CAPITALSOURCE FILES 2005 FORM 10-K
     Chevy Chase, MD, March 9 /PRNewswire-FirstCall/ — CapitalSource Inc. (NYSE: CSE) announced today that it has filed its annual report on Form 10-K for the year ended December 31, 2005. The Form 10-K is available on the SEC’s website at (Please copy and paste the following URL into your browser: http://www.sec.gov/Archives/edgar/data/1241199/000095013306001095/w16788e10vk.htm.) CapitalSource also announced that it has filed a Current Report on Form 8-K containing a description of the material U.S. federal income tax considerations relating to the taxation of the company as a real estate investment trust for federal income tax purposes. This Form 8-K is available on the SEC’s website at (Please copy and paste the following URL into your browser: http://www.sec.gov/Archives/edgar/data/1241199/000095013306001083/w18322e8vk.htm.)
     CapitalSource has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about CapitalSource and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CapitalSource, or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-876-8723 or emailing equity.syndicate@wachovia.com.
About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance and Structured Finance. By offering a broad array of financial products, we had outstanding $9.2 billion in loan commitments as of December 31, 2005. Headquartered in Chevy Chase, MD, we have a network of 23 offices across the country, and have approximately 540 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio.